Exhibit 10.38
Binding Term Sheet for Veridien’s Acquisition of Santius LifeSciences
VERIDIEN CORPORATION
having a business location at
7600 Bryan Dairy Road, Suite F
Largo, Florida, USA 33777
(hereinafter referred to as “Veridien”)
- and -
LEXXEC CORPORATION
having a business location at
145 Dunvegan Road,
Toronto, Ontario, CANADA M5P 3N8
(hereinafter referred to as “Lexxec”)
WHEREAS Lexxec has a 100% ownership of Santius LifeSciences (“Santius”), an Ontario Corporation;
AND WHEREAS Santius has the objective of undertaking a pharmaceutical undertaking in respect of locating, in-licensing or acquiring pharmaceutical products for distribution in some of the emerging world markets, including but not limited to Russia, China, India and Brazil;
AND WHEREAS Veridien wishes to acquire an initial ownership interest in Santius with an option to acquire 100% of Santius as hereinafter set out;
IN CONSIDERATION FOR THE SUM OF TEN DOLLARS AND THE MUTUAL BENEFITS HEREIN DESCRIBED, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE SUFFICIENCY AND RECEIPT WHEREOF IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:
A. VERIDIEN’S ACQUISITION OF 49.9% OF SANTIUS
     Veridien shall acquire from Lexxec its initial 49.9% ownership in Santius on the following terms:
i.	Purchase Price
a)	Initial Purchase price of 25 million common share warrants at an exercise price of US$0.06 for 14.2 million of such warrants and US$0.10 for the remaining 10.8 million warrants. These warrants shall be granted with a five (5) year term and they shall vest immediately upon grant; and

b)	Additional purchase price of $ 1.071 million, which Lexxec shall use towards the exercise price of its Veridien warrants and which purchase price shall only be payable at the time when Santius has entered into initial product transaction(s) with a NPV of not less the US$6million (as determined by an independent appraiser); and

c)	Additional purchase price of $ 1.214 million, which Lexxec shall use towards the exercise price of its Veridien warrants and which purchase price shall only be payable at the time when Santius has entered into additional product transaction(s) with a NPV of not less the US$13million (as determined by an independent appraiser).
ii.	Veridien shall have the option of issuing Lexxec 25,000,000 common shares in exchange for the cancellation of all of the warrants and additional purchase price obligations as described under (i) (a), (b) & (c) above;

iii.	Veridien will agree, so long as Veridien has the option to purchase the balance of the ownership of Santius (to 100%), to loan Santius up to $125,000 per annum for operating expenses and Veridien will provide Santius with office facilities. The value of these accommodations, together with the operating loan balance will be reimbursed to Veridien out of the first net revenues generated by Santius.
No fees or salaries shall be allocated to any related parties unless unanimously approved by the Santius Board.

The initial Officers and Directors of Santius will be:
•	Ken Cancellara, CEO, President & Director

•	Shelley Fenton, Director

•	Rolf Reininghaus, Director
B. VERIDIEN’S ACQUISITION OF ADDITIONAL 50.1% OF SANTIUS
Veridien will have the option to acquire the remaining 50.1% of Santius from Lexxec, on the following basis:
i.	If the Veridien stock price has met or exceeded $0.50 for a period of 30 consecutive days, the consideration shall be 40million Veridien common shares;
     if not
ii.	the consideration will be $20 million; to be satisfied at Lexxec’s unilateral option by the payment of (a) $20million cash, or (b) Veridien common shares with a then current market value of $20million
This option shall be exercised or shall expire on the earlier of (a) 36 months from the contract date; or (b) on the 10th day following Veridien’s stock price having met or exceeded $0.50 for a period of 30 consecutive days. It is nevertheless, not withstanding the preceding, agreed that Veridien’s option to acquire the remaining interest in Santius shall not expire earlier than April 15, 2008.
All shares and options referenced in this agreement are subject to potential forward and/or reverse splits.
THE PARTIES HERETO HEREBY AGREE THAT THIS TERM SHEET SHALL BE A BINDING AND ENFORCEABLE AGREEMENT BETWEEN LEXXEC CORPORATION AND VERIDIEN CORPORATION.

SIGNED AT TORONTO, CANADA, THIS 8th OF MAY, 2007.

VERIDIEN CORPORATION	LEXXEC CORPORATION

Per: /s/ Sheldon C. Fenton	Per: /s/ Kenneth C. Cancellara

Per: /s/ Russell Van Zandt